Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Offering Document on Form S-1 of SCWorx Corp. (the “Company”) of our report dated March 31, 2025, relating to our audit of the financial statements of the Company for the period January 1 to December 31, 2024. We also consent to the reference to us under the caption “Experts” in the S-1.

Tampa, Florida

April 14, 2025

3702 W Spruce St #1430 ● Tampa, Florida 33607 ● +1.813.441.9707